EXHIBIT "B" to be made a part of a Ninth Amendment To Lease between LAFP-SF, INC. (Landlord), and DATA TRANSMISSION NETWORK CORPORATION (Tenant), dated , 1997 (Page 1 of 2)



                        TENANT IMPROVEMENTS WORK SCHEDULE



                                    ARTICLE I
                       Landlord's Construction Obligations

     Landlord shall have no construction obligations under this Amendment. Tenant accepts the Option Space in an "as is" condition, with all faults and with the understanding that it shall be responsible for any and all improvements required for its occupancy and use in accordance with Article II of this Exhibit "B".



                                   ARTICLE II
                       Construction of Tenant Improvements

     Tenant shall have the right to place partitions and fixtures and make improvements or other alterations in the Option Space in accordance with the provisions of Paragraph 9 of the Lease. Landlord shall provide Tenant a tenant finish allowance of up to One Hundred Twenty-One Thousand, Seven Hundred and Twenty-Eight Dollars and No Cents ($121,728.00) to be applied toward the cost of any such tenant-provided improvements as follows:

     1. The tenant finish allowance shall be paid in periodic installments, not more frequently than once per month, equal to the total of the contractor's or consultant's invoice amounts for improvements made to the Option Space, excluding any furnishings or business equipment (such as computers, satellite/microwave dish, office equipment, etc.), as submitted by Tenant and verified to Landlord's reasonable satisfaction; provided, however, that such payments will be made only if Tenant is not then in Default under the terms of this Lease and invoices are accompanied by lien waivers in the amount equal to that of the invoices. The tenant finish allowance shall be allocated and distributed subject to the provisions of this Exhibit "B" as follows:

  January 1, 1998 - December 31, 1998                      Up To $121,728.00


     2. Upon the earlier of the end date identified in the allocation schedule specified in Paragraph 1 above, or the satisfaction of all obligations associated with the tenant improvements covered under this Article II and receipt of the associated lien waivers for the work, the Tenant shall forfeit any unused portion of the allowance. Any requests for payment received by the Landlord after the above specified end date, will be returned to the Tenant and will be the obligation and sole responsibility of the Tenant.


     3. In addition to the provisions set forth in Paragraph 9 of the Lease, Tenant's contractor shall (and its contract shall so provide):

         (a) conduct its work in such a manner so as not to unreasonably interfere with other tenants in the Building, Building operations, or any other construction occurring on or in the Building or the Premises;

         (b) execute a set of and comply with all rules and regulations relating to the construction activities in or on the Building as may be reasonably promulgated from time to time by Landlord or its agents;

         (c) maintain such insurance (such as general liability and workman's compensation) and bonds (such as performance and completion) in force and effect as may be reasonably requested by Landlord or as required by applicable law (but in any event said bonds shall be in amounts equal to the full value or cost of the work being done by the Tenant contractor);


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

EXHIBIT "B" to be made a part of a Ninth Amendment To Lease between LAFP-SF, INC. (Landlord), and DATA TRANSMISSION NETWORK CORPORATION (Tenant), dated , 1997. (Page 2 of 2)



         (d) be responsible for reaching an agreement with Landlord and its agents as to the terms and conditions for all contractor items relating to the conducting of its work, including but not limited to, those matters relating to hoisting, systems interfacing, use of temporary utilities, storage of materials, placement of dumpsters, access to the Premises and the Building, and the purchase and return of Building standard materials.

         (e) Upon completion of any tenant improvements, Tenant shall promptly furnish Landlord with sworn owner's and contractors' statements and full and final waivers of lien covering all labor and materials included in such improvements. Tenant shall not permit any mechanic's lien to be filed against the Building, or any part thereof, arising out of any improvement performed, or alleged to have been performed, by or on behalf of Tenant. If any such lien is filed, Tenant shall within ten (10) days thereafter have such lien released of record or deliver to Landlord a bond in form, amount, and issued by a surety satisfactory to Landlord, indemnifying Landlord against all costs and liabilities resulting from such lien and the foreclosure or attempted foreclosure thereof. If Tenant fails to have such lien so released or to deliver such bond to Landlord, Landlord, without investigating the validity of such lien, may pay or discharge the same; and Tenant shall reimburse Landlord upon demand for the amount so paid by Landlord, including Landlord's expenses and attorney's fees.

     4. Landlord shall have the right to approve all subcontractors to be used by the Tenant's contractor, which approval shall not be unreasonably withheld as long as such subcontractors satisfy the requirements of this Article II.


     5. Tenant shall indemnify and hold harmless Landlord, its agents, contractors (including Building Contractor), and any mortgagee of Landlord, from and against any and all losses, damages, costs (including costs of suit and attorneys' fees), liabilities, or causes of action for injury to or death of any person, for damage to any property, and for mechanic's materialmen's or other liens or claims arising out of or in connection with the work done by the Tenant's contractor (and Tenant's contractor's subcontractors and sub-subcontractors) under its contract with Tenant.


     6. The failure by Tenant, after receiving written notice, to materially comply with any of the provisions of Article II of this Exhibit shall constitute a Default by Tenant under the terms of the Lease and Landlord shall have the benefit of all remedies provided for in the Lease, except Tenant shall have a thirty (30) day right to cure Default upon receipt of written notice .


     7. Upon completion of the Tenant Improvements, Tenant shall deliver to Landlord two (2) copies of the "as built" plans and specifications for the Tenant Improvements completed under Article II of this Exhibit within thirty
(30) days of completing the same.


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